EXHIBIT 10.69

ATRIUM CORPORATION,
as Issuer

AND

U.S. Bank National Association,
as successor Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF May 5, 2003

TO THE

AMENDED AND RESTATED INDENTURE

DATED AS OF JUNE 29, 2001

$39,237,500

15% SENIOR PAY-IN-KIND NOTES DUE 2010, SERIES B

FIRST SUPPLEMENTAL INDENTURE, dated as of May 5, 2003 (the “First Supplement”), by and between ATRIUM CORPORATION (the “Company”), as Issuer, and U.S. Bank, National Association as successor to STATE STREET BANK AND TRUST COMPANY, as Trustee (the “Trustee”).

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Amended and Restated Indenture, dated as of June 29, 2001 (the “Indenture”), by and between the Company and the State Street Bank and Trust Company as original Trustee.

RECITALS:

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company desires to amend the Indenture to permit the repurchase of certain equity securities of the Company from officers, directors and employees of the Company.

NOW THEREFORE:

1.	Pursuant to Section 9.02 of the Indenture, the parties hereby agree to amend Section 10.14(b)(iii) of the Indenture by deleting the text thereof in its entirety and substituting the following in its place:

(iii)	so long as no Default has occurred and is continuing and would result therefrom, payment (A) in amounts and at the times necessary to permit the Company to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of the Company, in each case held by officers, directors or employees of the Company or any of its Subsidiaries, upon, in connection with or following death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock was issued, (B) to enable the Company to redeem or repurchase stock purchase or similar rights in respect of its Capital Stock or (C) to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; PROVIDED, HOWEVER, that the amount of such payments pursuant to subclauses (A), (B) and (C) of this clause (iii) after the Issue Date does not exceed $7.5. million.

2.	Nothing contained herein shall be deemed or construed to relieve any party to the Indenture of its obligations thereunder as in effect immediately prior to the effectiveness of this First Supplement or the impair any of such obligations in any way and, except to the extent the Indenture is amended hereby, the Indenture shall remain in full force and effect and each of the parties hereto hereby confirms all the terms and provisions of the Indenture as amended hereby.

3.	This First Supplement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.	This First Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflict of laws thereunder.

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5.	The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this First Supplement to the Indenture to be duly executed and attested as of the date and year first written above.

ATRIUM CORPORATION

By:	/s/ Jeff L. Hull

Name: Jeff L. Hull Title: President and Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

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US BANK, NATIONAL ASSOCIATION, as successor Trustee

By:	/s/ Mark Forgetta

Name: Mark Forgetta Title: Vice-President

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